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The Fund Accounting Services Agreement between the Registrant and The Bank of
New York, originally filed as Exhibit 9b, will be effective for all Series of the Registrant, listed as follows:


                   NAME OF FUND
___________________________________________________

BNY Hamilton Money Fund
BNY Hamilton Equity Income Fund
BNY Hamilton Intermediate Government Fund
BNY Hamilton Intermediate New York Tax-Exempt Fund
BNY Hamilton Treasury Money Fund
BNY Hamilton Large Cap Growth Fund
BNY Hamilton Small Cap Growth Fund
BNY Hamilton International Equity Fund
BNY Hamilton Intermediate Tax-Exempt Fund
BNY Hamilton Intermediate Investment Grade Fund